Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated November 15, 2024, except for Note 1 and 14 as to which the date is December 19, 2024 in the Registration Statement on Form F-1 under the Securities Act of 1933 with respect to the consolidated balance sheets of Delixy Holdings Limited and Subsidiaries (collectively referred to as the “Company”) as of June 30, 2024, the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the six months period ended June 30, 2023 and 2024.

We hereby consent to the incorporation of our report dated June 5, 2024, except for Note 1 and 13 as to which the date is December 19, 2024 in the Registration Statement on Form F-1 under the Securities Act of 1933 with respect to the consolidated balance sheets of Delixy Holdings Limited and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2022 and 2023, the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

February 5, 2025